Exhibit 99.3

NovaDel Pharma Announces Positive Pharmacokinetic Study Results for Ondansetron Lingual Spray

•	Pilot Pharmacokinetic Study Demonstrates Pharmacokinetic Profile Comparable to Oral Zofran®, with Faster Drug Delivery

•	Ondansetron Becomes Last of Current NovaDel Products Successfully Tested in Proof of Concept Studies

•	Hana Biosciences Targets 2007 Product Launch

FLEMINGTON, N.J.--(BUSINESS WIRE)--March 16, 2005. NovaDel Pharma Inc. (AMEX: NVD) announced positive results from a pilot pharmacokinetic trial in healthy human subjects that was conducted using it’s proprietary lingual spray technology to deliver ondansetron hydrochloride --- the active ingredient marketed under the brand name Zofran® by GlaxoSmithKline for the treatment of chemotherapy-induced nausea and vomiting.

The study was designed to compare the pharmacokinetic profile of 8mg of the ondansetron lingual spray to an 8mg oral tablet of Zofran®. The study achieved its goal of demonstrating the ability to deliver ondansetron via the lingual spray technology and produce a similar pharmacokinetic profile to the currently marketed oral tablet, with faster drug delivery.

“We are extremely pleased by these positive results,” said Gary Shangold, MD, President and CEO of NovaDel Pharma. “With the completion of this probe PK study, NovaDel has succeeded in its goal of moving all of the drugs in its existing pipeline through the critical proof of concept phase. Moreover, this marks the achievement of an important contractual milestone in our relationship with Hana Biosciences, our licensing partner. We now look forward to working with our colleagues at Hana to move the ondansetron lingual spray into pivotal clinical trials this year.”

The study was conducted using 9 healthy male volunteers. Each volunteer was given an 8mg Zofran® tablet and the same dose of ondansetron via lingual spray at weekly intervals. Two different variations of administering the spray to the oral cavity were examined. Plasma ondansetron levels were measured and analyzed for standard pharmacokinetic parameters.

The lingual spray was shown to be capable of delivering ondansetron to the circulation more rapidly than the oral tablet. During the first 20 minutes post-dosing, the lingual spray formulation achieved statistically significant increases in the total amount of drug delivered and in mean ondansetron concentrations. The clinical significance of these findings remains to be confirmed in future studies. Importantly from the standpoint of safety, the mean maximum plasma concentration (Cmax) and bioavailability, as measured by area-under-the-curve (AUC), achieved during the entire 12-hour observation period for the 8mg lingual spray, did not exceed that of the oral tablet. There was no evidence of safety or tolerability issues, and none of the subjects discontinued the study.

Based on these successful results, Hana Biosciences intends to file an Investigational New Drug (IND) Application and to initiate a clinical development program designed to support a 505(b)(2) submission, a form of New Drug Application (NDA) that relies on data in previously approved NDAs and published literature. Hana has indicated that it is projecting a launch of the product by 2007.

Ondansetron belongs to a class of drugs known as 5HT3 antagonists that are widely used to prevent chemotherapy-induced nausea and vomiting. Annual U.S. sales for Zofran®, the world’s leading antiemetic, were approximately $1.0 billion in 2003, and the product patent expires in June 2006.

Hana acquired the rights to market the novel lingual spray formulation in the US and Canada from NovaDel in 2004. The new formulation utilizes NovaDel’s patented lingual spray drug delivery technology, which is designed to achieve more rapid onset of therapeutic activity through oral mucosal absorption, while providing a convenient mode of drug administration that does not require patients to swallow a tablet or liquid. For chemotherapy patients seeking quick relief of nausea and vomiting, who often cannot either swallow a pill or keep anything in their stomachs, this technology has the potential to provide a much-desired benefit. NovaDel was awarded a patent directed to a lingual spray version of ondansetron in 2004.

About NovaDel Pharma

NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The company's proprietary lingual spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. More information about NovaDel can be found on its website at http://www.novadel.com.

About Hana Biosciences

Hana Biosciences acquires, develops, and commercializes innovative products for the treatment of important unmet medical needs in cancer. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

***

This press release contains forward-looking statements that involve risks and uncertainties that could cause NovaDel's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of NovaDel’s development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of NovaDel’s product candidates, the risk that the results of clinical trials may not support NovaDel’s claims, NovaDel’s reliance on third party researchers to develop its product candidates and its lack of experience in developing pharmaceutical products. Additional risks are described in the company’s Form 10-Q filed with the Securities and Exchange Commission on March 16, 2005. NovaDel assumes no obligation to update these forward-looking statements, except as required by law.

For further information:

NovaDel Pharma Inc. Contact:	Investor Contact:
Michael Spicer	Christie Mazurek/John Nesbett
Chief Financial Officer	Media Contact:
(908) 782-3431 ext. 2550	Janet Vasquez
The Investor Relations Group
(212) 825-3210